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                                   EXHIBIT 99
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FOR IMMEDIATE RELEASE: Wednesday, June 1, 2005


                  R.G. BARRY CORPORATION APPOINTS TWO DIRECTORS
                DIPAOLO AND NICHOLS JOIN SLIPPER MARKETER'S BOARD

PICKERINGTON, OHIO - WEDNESDAY, JUNE 1, 2005 -R.G. BARRY CORPORATION (OTC BULLETIN BOARD: RGBC) today announced that its Board of Directors has appointed Nicholas DiPaolo and David L. Nichols to fill two-year terms on the Board.

Mr. DiPaolo, 63, is Vice Chairman of Bernard Chaus, a leading woman's apparel company. He previously retired as Chairman of the Board, President and CEO of Salant Corporation, a $550 million diversified apparel company. DiPaolo also is a member of the boards of directors of Footlocker Inc., an international footwear retailer, and JPS Industries, a manufacturer of specialty extruded and woven materials. He also serves as a board member of The American Apparel Manufacturer's Association and other industry groups.

"Nick brings to us extensive knowledge gained during more than 30 years as a key fashion industry leader. We expect to benefit from his rich background and unique perspectives as a leading executive in the apparel industry. He also brings to our Board valuable experience gained as a corporate director serving on audit, strategic planning, compensation and retirement committees," said R.G. Barry Corporation Board Chairman Gordon Zacks.

Mr. Nichols, 63, is the retiring president of Macy's Central division of Federated Department Stores. During a distinguished 42-year career in retailing, he has held a number of key executive positions in addition to his role with Federated, including eight years as chairman and chief executive officer of Mercantile Stores. He currently serves on the board of The Anderson's, Inc., an Ohio-based diversified company. Nichols previously served as a director of R.G. Barry Corporation and resigned in 2001 after joining Federated, one of the R.G. Barry's large customers. He also served for six years on the Federal Reserve Board in Cleveland.

"We are thrilled that David is rejoining the Board. During his previous service with us, he was a strong, respected contributor. At Federated, he has been heavily involved in one of retailing's most exciting and dynamic stories of change. We think we can learn from the deep knowledge and broad perspectives he brings regarding today's rapidly evolving retail environment," Zacks said.

R.G. Barry Corporation, the Dearfoams(R) company, is one of the world's leading developers and marketers of comfort footwear for at- and around-the-home. Its primary brands include Dearfoams(R) and EZfeet(R). To learn more, visit the Company's Web site at www.rgbarry.com.


AT THE COMPANY: Daniel D. Viren, Senior Vice President-Finance  (614) 864-6400
                Roy Youst, Director Corporate Communications  (614) 864-6400